Exhibit 99.1

Press Release

Feb. 17, 2012, 6:00 a.m. EST
Mobile Star Corp. (MBST.QB) Is Announcing Updated Business Plan Model
BEVERLY HILLS, CA, Feb 17, 2012 (MARKETWIRE via COMTEX) -- MOBILE STAR CORP. (otcqb:MBST) (pinksheets:MBST) is pleased to announce its updated business plan model, which will include ongoing operations of its current business model.

Mr. George Ivakhnik, CEO, further added, "The new proposed model is designed to take advantage of opportunities in the U.S. economy. Further, Mobile Star will seek to become co-owners and financial partners with other U.S.-based socially responsible companies that generate revenue, have strong management teams, offer 'game changing' products and need the financial management experience and financial partnership with a company like Mobile Star, Inc."

In the upcoming February 22nd, 2012 shareholder call, management will discuss the new proposed model, including, but not limited to, the company plan for capitalization and forward-looking strategy. Current shareholders can RSVP Monday to Friday between the hours of 9:00 AM to 5:00 PM Eastern Standard Time by calling 1 (718) 440-3142. The shareholder call is scheduled for Wednesday, February 22nd at 4:05 PM Eastern Time.

About Mobile Star Corp. (MBST.QB) Mobile Star Corp. ( www.themobilestar.com ) was incorporated in Delaware on December 25th, 2007 and is an evolving company. Most recently, the new company CEO and board approved additional business focus to existing course of business, including acquisition and financing of companies in socially responsible sectors of U.S. economy with "disruptive" products and strong management teams.

Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions and the ability to secure additional sources of financing. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements.

        Contact:
        Mobile Star Corp.
        Office of Chairman and CEO
        310.279.5282

SOURCE: Mobile Star, Inc.